                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                                    SINA.COM
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                        Ordinary Shares, $0.133 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G81477 10 4
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)














*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.   G81477  10  4                                     PAGE 2 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Seed Ventures II, Ltd. ("Seed II")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Singapore
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER                --
        OF           -----------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
      OWNED                 185,832 shares(1)
        BY           -----------------------------------------------------------
       EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                --
       WITH          -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            185,832 shares(1)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       185,832 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       CO
- --------------------------------------------------------------------------------

(1) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 3 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WIIG Global Ventures Pte. Ltd. ("WIIG Global")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Singapore
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER                --
        OF           -----------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
      OWNED                 169,837 shares(2)
        BY           -----------------------------------------------------------
       EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                --
       WITH          -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            169,837 shares(2)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       169,837 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]


- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       CO
- --------------------------------------------------------------------------------

(2) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 4 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Infotech Ventures Ltd. ("Infotech")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Singapore
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  106,148 shares(3)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            106,148 shares(3)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       106,148 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       CO
- --------------------------------------------------------------------------------

(3) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 5 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Pacven Walden Ventures III, L.P. ("Pacven III")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                (a)  [ ]
                                                                 (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  1,272,174 shares(4)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,272,174 shares(4)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,272,174 shares
- --------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)  [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.1*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
- --------------------------------------------------------------------------------

(4) The directors of the general partner of the general partner of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 6 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Pacven Walden Ventures IV, L.P. ("Pacven IV")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  1,506,714 shares(5)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,506,714 shares(5)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,506,714 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.7*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
- --------------------------------------------------------------------------------

(5) The directors of the general partner of the general partner of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 7 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Pacven Walden Ventures  IV Associates Fund, L.P. ("Pacven IV Associates")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

    NUMBER                  --
      OF             -----------------------------------------------------------
    SHARES             6    SHARED VOTING POWER
 BENEFICIALLY
    OWNED                   28,084 shares(6)
      BY             -----------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                  --
     WITH            -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            28,084 shares(6)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       28,084 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]


- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
- --------------------------------------------------------------------------------

(6) The directors of the general partner of the general partner of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 8 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Pacven Walden Management Co. Ltd. ("Pacven Management")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  2,806,972 shares(7)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            2,806,972 shares(7)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,806,972 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.8*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       CO
- --------------------------------------------------------------------------------

(7) Pacven Management is a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates. As a result, Pacven Management may be deemed to share the power to vote and dispose of the aggregate 2,806,972 shares held directly by Pacven III, Pacven IV and Pacven IV Associates.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                     ------------------
CUSIP NO.  G81477  10  4                                      PAGE 9 OF 24 PAGES
- -------------------------                                     ------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       China Walden Venture Investments Ltd. ("China Walden")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  1,439,658 shares(8)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,439,658 shares(8)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,439,658
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.5*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       CO
- --------------------------------------------------------------------------------

(8) The directors of the reporting person and of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 10 OF 24 PAGES
- -------------------------                                    -------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       CWV Investment, L.P. ("CWV")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  429,871 shares(9)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            429,871 shares(9)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       429,871 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0 *
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
- --------------------------------------------------------------------------------

(9) The directors of the fund manager of the reporting person may be deemed to share the power to vote and dispose of the shares held by the reporting person.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 11 OF 24 PAGES
- -------------------------                                    -------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Lip-Bu Tan ("Tan")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 37,500 shares(1)
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  5,149,865 shares(11)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 37,500 shares(10)
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            5,149,865 shares(11)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,187,365 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.6*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
- --------------------------------------------------------------------------------

(10) Tan is the holder of options that are vested and exercisable for 37,500 shares of the issuer. Tan has the sole power to vote and dispose of the shares subject to such options.

(11) Of these shares, 185,832 are owned directly by Seed II, 169,837 are owned directly by WIIG Global, 106,148 are owned directly by Infotech, 1,272,174 are owned directly by Pacven III, 1,506,714 are owned directly by Pacven IV, 28,084 are owned directly by Pacven IV Associates, 1,439,658 are owned directly by China Walden and 429,871 are owned directly by CWV. Tan is a director of each of Seed II, WIIG Global, Infotech and China Walden and of each of the fund managers of such entities, he is a director of a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates and he is a director of the general partner of CWV. As a result of these relationships with these funds, Tan may be deemed to share the power to vote and dispose of the aggregate 5,138,318 shares held by these funds. In addition, the Lip-Bu Tan and Ysa Loo Trust, of which Tan is a trustee, owns of record 11,547 of these shares. As a trustee, Tan may be deemed to share voting and dispositive power with respect to such shares.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 12 OF 24 PAGES
- -------------------------                                    -------------------

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       C.C. Tang ("Tang")
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
2                                                                 (a)  [ ]
                                                                  (b)  [X]

- --------------------------------------------------------------------------------
3      SEC USE ONLY


- --------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Singapore
- --------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER                 --
       OF            -----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY
     OWNED                  3,268,789 shares(12)
       BY            -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                 --
      WITH           -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            3,268,789 shares(12)
- --------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,268,789 shares
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

- --------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.9*
- --------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
- --------------------------------------------------------------------------------

(12) Of these shares, 185,832 are owned directly by Seed II, 169,837 are owned directly by WIIG Global , 106,148 are owned directly by Infotech, 1,272,174 are owned directly by Pacven III, 1,506,714 are owned directly by Pacven IV and 28,084 are owned directly by Pacven IV Associates. Tang is a director of each of Seed II, WIIG Global and Infotech and of each of the fund managers of such entities, and he is a director of a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates. As a result of these relationships with these funds, Tang may be deemed to share the power to vote and dispose of the aggregate 3,268,789 shares held by these funds.

* Based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G
- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 13 OF 24 PAGES
- -------------------------                                    -------------------

ITEM 1.

        (a)     Name of Issuer: SINA.com

        (b)     Address of Issuer's Principal Executive Offices:
                  Vicwood Plaza, Rooms 1801-4, 18th Floor,
                  199 Des Voeux Road, Central, Hong Kong

ITEM 2.

        (a)     Name of Person Filing:

        This Statement is filed by Seed Ventures II, Ltd. ("Seed II"), WIIG Global Ventures Pte. Ltd. ("WIIG Global"), Infotech Ventures Ltd. ("Infotech"), Pacven Walden Ventures III, L.P. ("Pacven III"), Pacven Walden Ventures IV, L.P. ("Pacven IV"), Pacven Walden Ventures IV Associates Fund, L.P. ("Pacven IV Associates"), Pacven Walden Management Co. Ltd. ("Pacven Management"), China Walden Venture Investments Ltd. ("China Walden"), CWV Investment, L.P. ("CWV"), Lip-Bu Tan ("Tan") and C.C. Tang ("Tang").

        (b)     Address of Principal Business Office:
                  The address for Seed II, WIIG Global, Infotech and Tang is:
                      396 Alexandria Road,
                      #16-03, BP Tower
                      Singapore  119954

                  The address for China Walden and CWV is:
                      Suites 1203-1211
                      12/F Two Pacific Place
                      88 Queensway
                      Admiralty, Hong Kong

                  The address for Pacven III, Pacven IV, Pacven IV Associates, Pacven Management and Tan is:
                      750 Battery Street, 7th Floor
                      San Francisco, CA  94111

        (c) Citizenship: Seed II, WIIG Global and Infotech are each corporations organized under the laws of Singapore. Pacven IV, Pacven IV Associates and CWV are each partnerships organized under the laws of the Cayman Islands and China Walden is a corporation organized under the laws of the Cayman Islands. Pacven III is a partnership organized under the laws of the State of Delaware. Pacven Management is a corporation organized under the laws of the Cayman Islands. Tan is a citizen of the United States. Tang is a citizen of Singapore.

        (d)     Title of Class of Securities:
                Ordinary Shares, $0.133 par value

        (e)     CUSIP Number:
                G81477 10 4

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CUSIP NO.  G81477  10  4                                     PAGE 14 OF 24 PAGES
- -------------------------                                    -------------------


ITEM 3. Not Applicable.

ITEM 4. OWNERSHIP.
        The following information with respect to the ownership of the Ordinary Shares, $0.133 par value of the issuer by the persons filing this statement is provided as of December 31, 2000. The percentage amounts are based on 41,232,915 shares outstanding as of October 31, 2000, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission.

        SEED II:

        (a) Amount beneficially owned: Seed owns of record 185,832 shares of Common Stock.

        (b)     Percent of class: 0.5

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 185,832
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        185,832

        WIIG Global:

        (a) Amount beneficially owned: WIIG owns of record 169,837 shares of Common Stock.

        (b)     Percent of class: 0.4

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 169,837
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        169,837

        INFOTECH:

        (a) Amount beneficially owned: Infotech owns of record 106,148 shares of Common Stock.

        (b)     Percent of class: 0.3

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 106,148
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        106,148

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CUSIP NO.  G81477  10  4                                     PAGE 15 OF 24 PAGES
- -------------------------                                    -------------------


        PACVEN  III:

        (a) Amount beneficially owned: Pacven III owns of record 1,272,174 shares of Common Stock.

        (b)     Percent of class: 3.1

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 1,272,174
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        1,272,174

        PACVEN  IV:

        (a) Amount beneficially owned: Pacven IV owns of record 1,506,714 shares of Common Stock.

        (b)     Percent of class: 3.7

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 1,506,714
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        1,506,714

        PACVEN IV ASSOCIATES:

        (a) Amount beneficially owned: Pacven IV Associates owns of record 28,084 shares of Common Stock.

        (b)     Percent of class: 0.1

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 28,084
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        28,084

        PACVEN  MANAGEMENT:

        (a) Amount beneficially owned: Pacven Management is a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates. As a result, Pacven Management may be deemed to share the power to vote and dispose of the aggregate 2,806,972 shares held directly by Pacven III, Pacven IV and Pacven IV Associates.

        (b)     Percent of class: 6.8

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 2,806,972
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        2,806,972

- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 16 OF 24 PAGES
- -------------------------                                    -------------------


        CHINA WALDEN:

        (a) Amount beneficially owned: China Walden owns of record 1,439,658 shares of Common Stock.

        (b)     Percent of class: 3.5

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 1,439,658
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        1,439,658

        CWV:

        (a) Amount beneficially owned: CWV owns of record 429,871 shares of Common Stock.

        (b)     Percent of class: 1.0

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 429,871
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        429,871

        TAN:

        (a) Amount beneficially owned: Tan is a director of each of Seed II, WIIG Global, Infotech and China Walden. Tan is a director of the general partner of CWV and is a director of a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates. As a result of these relationships with these funds, Tan may be deemed to share the power to vote and dispose of the aggregate 5,138,318 shares held directly by Seed II, WIIG Global, Infotech, China Walden, CWV, Pacven III, Pacven IV and Pacven IV Associates. In addition, the Lip-Bu Tan & Ysa Loo Trust, of which Lip-Bu Tan is a trustee, owns of record 11,547 shares. As trustee, Tan may be deemed to share the power to vote and dispose of such shares. In addition, Tan is the holder of options that are vested and exercisable for 37,500 shares of the issuer. Tan has the sole power to vote and dispose of the shares subject to such options.

        (b)     Percent of class: 12.5

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: 37,500
                (ii)    Shares power to vote or to direct the vote: 5,187,365
                (iii)   Sole power to dispose or to direct the disposition of:
                        37,500
                (iv)    Shared power to dispose or to direct the disposition:
                        5,187,365

- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 17 OF 24 PAGES
- -------------------------                                    -------------------


        TANG:

        (a) Amount beneficially owned: Tang is a director of each of Seed II, WIIG Global and Infotech and of each of the fund managers for such entities. Tang is a director of a general partner of a general partner of Pacven III, Pacven IV and Pacven IV Associates. As a result of these relationships with these funds, Tang may be deemed to share the power to vote and dispose of the aggregate 3,268,789 shares held directly by Seed II, WIIG Global, Infotech, Pacven III, Pacven IV and Pacven IV Associates.

        (b)     Percent of class: 7.9

        (c)     Number of shares as to which the person has:
                (i)     Sole power to vote or to direct the vote: --
                (ii)    Shares power to vote or to direct the vote: 3,268,789
                (iii)   Sole power to dispose or to direct the disposition of:
                        --
                (iv)    Shared power to dispose or to direct the disposition:
                        3,268,789

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Under certain circumstances set forth in the organizational documents of Seed II, WIIG Global, Infotech and China Walden, and the limited partnership agreements of Pacven III, Pacven IV, Pacven IV Associates and CWV, the shareholders and partners, respectively, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a shareholder or partner, respectively.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATIONS.

        Not applicable

- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 18 OF 24 PAGES
- -------------------------                                    -------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                            SEED VENTURES II, LTD.

Dated:   February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                            Name: Lip-Bu Tan
                                                 -------------------------------
                                            Title: Director
                                                  ------------------------------


                                            WIIG GLOBAL VENTURES PTE. LTD.

Dated:   February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                            Name: Lip-Bu Tan
                                                 -------------------------------
                                            Title: Director
                                                  ------------------------------


                                            INFOTECH VENTURES LTD.

Dated:   February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                            Name: Lip-Bu Tan
                                                 -------------------------------
                                            Title: Director
                                                  ------------------------------


                                            PACVEN WALDEN VENTURES III, L.P.

Dated:   February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                            Name: Lip-Bu Tan
                                                 -------------------------------

                                            Title: Director, Pacven Walden
                                                   Management Co. Ltd, as
                                                   general partner of Pacven
                                                   Walden Management L.P., as
                                                   general partner of Pacven
                                                   Walden Ventures III, L.P.

                                            PACVEN WALDEN VENTURES IV, L.P.

Dated:   February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                            Name: Lip-Bu Tan
                                                 -------------------------------
                                            Title: Director, Pacven Walden
                                                   Management Co. Ltd, as
                                                   general partner of Pacven
                                                   Walden Management II L.P., as
                                                   general partner of Pacven
                                                   Walden Ventures IV, L.P.

- -------------------------                                   -------------------
CUSIP NO.  G81477  10  4                                    PAGE 19 OF 24 PAGES
- -------------------------                                   -------------------



                                           PACVEN WALDEN VENTURES IV ASSOCIATES
                                           FUND, L.P.

Dated:   February 14, 2001                 By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------

                                           Title: Director of Pacven Walden
                                                  Management Co. Ltd, as
                                                  general partner of Pacven
                                                  Walden Management II L.P. as
                                                  general partner of Pacven
                                                  Walden Ventures IV Associates
                                                  Fund, L.P.


                                           PACVEN WALDEN MANAGEMENT CO. LTD.

Dated:   February 14, 2001                 By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           CHINA WALDEN VENTURE INVESTMENTS LTD.

Dated:   February 14, 2001                 By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           CWV INVESTMENT, L.P.

Dated:   February 14, 2001                 By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director, China Walden
                                                  Management Ltd, as general
                                                  partner of CWV Investment,
                                                  L.P.

                                           LIP-BU TAN

Dated:   February 14, 2001                 By: /s/ Lip-Bu Tan
                                              ---------------------------------

- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 20 OF 24 PAGES
- -------------------------                                    -------------------



                                            C.C. TANG

Dated:   February 14, 2001                  By: /s/ C.C. Tang
                                               ---------------------------------

- -------------------------                                    -------------------
CUSIP NO.  G81477  10  4                                     PAGE 21 OF 24 PAGES
- -------------------------                                    -------------------


                                  EXHIBIT INDEX


Exhibit

Exhibit A:   Agreement of Joint Filing

- -------------------------                                   -------------------
CUSIP NO.  G81477  10  4                                    PAGE 22 OF 24 PAGES
- -------------------------                                   -------------------



                                    EXHIBIT A

                            Agreement of Joint Filing



        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of SINA.com shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.




                                           SEED VENTURES II, LTD.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           WIIG GLOBAL VENTURES PTE. LTD.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           INFOTECH VENTURES LTD.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           PACVEN WALDEN VENTURES III, L.P.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director, Pacven Walden
                                                  Management Co. Ltd, as
                                                  general partner of Pacven
                                                  Walden Management L.P., as
                                                  general partner of Pacven
                                                  Walden Ventures III, L.P.

- -------------------------                                   -------------------
CUSIP NO.  G81477  10  4                                    PAGE 23 OF 24 PAGES
- -------------------------                                   -------------------


                                           PACVEN WALDEN VENTURES IV, L.P.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director, Pacven Walden
                                                  Management Co. Ltd, as
                                                  general partner of Pacven
                                                  Walden Management II L.P., as
                                                  general partner of Pacven
                                                  Walden Ventures IV, L.P.


                                           PACVEN WALDEN VENTURES IV ASSOCIATES
                                           FUND, L.P.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director of Pacven Walden
                                                  Management Co. Ltd, as
                                                  general partner of Pacven
                                                  Walden Management II L.P., as
                                                  general partner of Pacven
                                                  Walden Ventures IV Associates
                                                  Fund, L.P.


                                           PACVEN WALDEN MANAGEMENT CO. LTD.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           CHINA WALDEN VENTURE INVESTMENTS LTD.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------
                                           Name: Lip-Bu Tan
                                                -------------------------------
                                           Title: Director
                                                 ------------------------------


                                           CWV INVESTMENT, L.P.

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                               ---------------------------------
                                           Name: Lip-Bu Tan
                                               -------------------------------
                                           Title: Director, China Walden
                                                  Management Ltd, as general
                                                  partner of CWV Investment,
                                                  L.P.

- -------------------------                                   -------------------
CUSIP NO.  G81477  10  4                                    PAGE 24 OF 24 PAGES
- -------------------------                                   -------------------


                                           LIP-BU TAN

Dated:  February 14, 2001                  By: /s/ Lip-Bu Tan
                                              ---------------------------------


                                           C.C. TANG

Dated:  February 14, 2001                  By: /s/ C.C. Tang
                                              ---------------------------------